Exhibit 99
Form 10-Q
March 31, 2000


                                                       NATIONAL FUEL GAS
                                               CONSOLIDATED STATEMENT OF INCOME
                                                         (UNAUDITED)


                                                   Twelve Months Ended
                                                         March 31,
                                                   --------------------

                                                   2000            1999
(Thousands of Dollars, Except Per
  Common Share Amounts)

INCOME
Operating Revenues                                $1,334,345      $1,238,157
                                                  ----------      ----------

Operating Expenses
  Purchased Gas                                      440,130         401,429
  Fuel Used in Heat and Electric Generation           54,674          57,108
  Operation                                          309,466         288,352
  Maintenance                                         23,625          24,532
  Property, Franchise and Other Taxes                 84,860          90,614
  Depreciation, Depletion and Amortization           133,717         124,537
  Income Taxes - Net                                  74,765          63,396
                                                  ----------      ----------
                                                   1,121,237       1,049,968
                                                  ----------      ----------

Operating Income                                     213,108         188,189
Other Income                                          11,293          15,425
                                                  ----------      ----------
Income Before Interest Charges and
  Minority Interest in Foreign Subsidiary            224,401         203,614
                                                  ----------      ----------

Interest Charges
  Interest on Long-Term Debt                          64,847          63,723
  Other Interest                                      25,958          22,822
                                                  ----------      ----------
                                                      90,805          86,545
                                                  ----------      ----------
Minority Interest in Foreign Subsidiary               (1,404)         (2,273)
                                                  ----------      ----------

Net Income Available for Common Stock             $  132,192      $  114,796
                                                  ==========      ==========

Basic Earnings (Loss) Per Common Share
    Net Income Available for Common Stock         $     3.40      $     2.98
                                                  ==========      ==========

Diluted Earnings (Loss) Per Common Share
    Net Income Available for Common Stock         $     3.37      $     2.96
                                                  ==========      ==========

Weighted Average Common Shares Outstanding
    Used in Basic Calculation                     38,879,284      38,484,952
                                                  ==========      ==========
    Used in Diluted Calculation                   39,267,569      38,822,817
                                                  ==========      ==========